Exhibit 99.(d)(3)

SUB-MANAGEMENT AND COMPLIANCE SERVICES AGREEMENT

THIS SUB-MANAGEMENT AND COMPLIANCE SERVICES AGREEMENT made this [ ] day of [ ], 2024 by and among VENERABLE INVESTMENT ADVISERS, LLC, a Delaware limited liability company (the “Manager”), VENERABLE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”) (solely with respect to Sections 1(c) and 3(b) hereof), and RUSSELL INVESTMENT MANAGEMENT, LLC, a Washington limited liability company (the “Sub-Manager”) (the “Agreement”).

WHEREAS, Manager provides investment advisory and administrative services to the Trust;

WHEREAS, the Trust operates as an investment company of the “series” type registered under the Investment Company Act of 1940, as amended (“1940 Act”) for the purpose of investing and reinvesting its assets in portfolios of securities and other instruments, each of which has distinct investment objectives and policies, as set forth more fully in its Declaration of Trust, its bylaws and its registration statement under the 1940 Act, and the Securities Act of 1933, as amended;

WHEREAS, the Manager, on behalf of each series of the Trust listed on Schedule 1 hereto (as amended from time to time) (each such series, a “Fund”) desires to avail itself of the services of the Sub-Manager to perform various investment advisory, administrative and compliance services;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed among the Manager, the Trust and the Sub-Manager as follows:

1.             Appointment of Sub-Manager.

(a)          Discretionary Investment Advisory Appointment. The Manager, being duly authorized, hereby appoints the Sub-Manager to manage the investment and reinvestment of the assets of the Funds, subject to the written direction of the Manager, the Board of Trustees of the Trust (the “Board”) and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth.

(i)             Duties of Sub-Manager. Subject to the general supervision of the Manager and the Board, the Sub-Manager shall manage the investment and reinvestment of each Fund’s assets. In this regard, the Sub-Manager:

(1)           shall provide supervision of each Fund’s assets, furnish a continuous investment program for each Fund in accordance with such Fund’s Prospectus and Statement of Additional Information (“SAI”) included as part of the Trust’s registration statement filed with the SEC and written investment guidelines provided by the Manager (the “Investment Guidelines”), which Investment Guidelines shall, among other things, describe each Fund’s investment objectives, policies and investment restrictions, and shall determine, from time to time, what securities or other investments will be purchased, retained or sold by each Fund and what portion of the assets of each Fund will be invested or held uninvested as cash;

(2)           (a) in accordance with the Sub-Manager’s proxy voting policies, procedures and guidelines, shall vote proxies or cause such proxies to be voted, exercise consents, and exercise all other rights appertaining to securities and assets held by each Fund, other than class actions and other types of collective or group securities litigation against or involving any issuer of securities held in or formerly held by a Fund (e.g., foreign opt-in actions) (collectively, “Group Securities Litigation”) which, as specified below, shall be the responsibility of the Manager, and (b) maintain all Fund proxy voting records as required by law and deliver or cause to be delivered such information to the Trust in such manner and format to enable the Trust to prepare and file Form N-PX for each Fund if requested by Manager in lieu of Sub-Manager preparing and filing Form N-PX for each Fund pursuant to Section 1(b)(i)(3);

(3)           shall, as appropriate for the Fund assets it retains discretion over, select broker-dealers to execute portfolio transactions for each Fund. All purchase and sale orders will be placed with broker-dealers who are selected by the Sub-Manager as able to provide “best execution” of such orders for the Funds. This responsibility shall not, however, be deemed to obligate the Sub-Manager to solicit competitive bids for each transaction. The Sub-Manager may execute its equity portfolio transactions through an affiliate, including Russell Investments Implementation Services, LLC (“RIIS”) for which the Funds pay the affiliate a commission. The Sub- Manager agrees that all portfolio transactions it executes with a broker or dealer which is an “affiliated person” (as defined in the 1940 Act) of the Sub-Manager, including RIIS, will be executed pursuant to the Trust’s Rule 17e-1 Policies and Procedures. In seeking best execution, the Sub-Manager shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Funds and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers to execute such orders, the Sub-Manager is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services that may enhance the Sub-Manager’s research and portfolio management capability generally. It is further understood that in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”), the Sub-Manager may use a broker whose commissions on transactions may exceed the commissions that another broker would have charged for effecting the transactions, provided that the Sub-Manager determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of each Fund or the Sub-Manager’s overall responsibilities to the Sub-Manager’s discretionary accounts;

(4)           may, on occasions when it deems the purchase or sale of a security or other instrument to be in the best interests of a Fund as well as other fiduciary or agency accounts managed by the Sub-Manager, aggregate, to the extent permitted by applicable laws and regulations, the securities or other instruments to be sold or purchased in order to obtain best execution. In such event, allocation of the securities or other instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to such Fund and to such other accounts;

(5)           may execute all documents and agreements with brokers and dealers for the purposes of managing a Fund, provided that: (i) the Sub- Manager does not contravene the Prospectus or SAI; (ii) should the Sub- Manager aggregate transactions of the Fund with other client accounts managed by the Sub-Manager, any liability or amounts due from other client accounts will not be attributable or chargeable to the Fund; and (iii) the Sub-Manager shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected; specifically, the Sub- Manager is authorized, on behalf of a Fund, to open brokerage accounts and to execute, on its own behalf or on behalf of a Fund, account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with Sub-Manager’s duties under this Agreement. In such respect, and only for this limited purpose, the Sub-Manager shall act as the Manager’s and the Fund’s agents and attorneys-in-fact. The Sub-Manager is authorized, on behalf of a Fund, to enter into futures account agreements, ISDA master agreements and related documents, and to open accounts and take other necessary or appropriate actions related thereto, in accordance with the applicable procedures of the Trust and Fund;

(6)           in connection with its management of each Fund, shall take into account, where possible, anticipated purchases and redemptions of shares;

(7)           understanding that the Funds are valued on a daily basis, shall provide timely assistance to the Manager in determining or confirming, consistent with the policies stated in the Funds’ Prospectus and SAI, the value of any portfolio securities or other assets for which the Manager seeks assistance from Sub-Manager or identifies for review by Sub- Manager. This assistance shall include (but is not limited to):

(i)	designating and providing access to one or more employees of Sub-Manager who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be made available by Sub-Manager for consultation with the Manager upon reasonable advance notice;

(ii)	assisting the Manager in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities or other assets held in the Funds (to the extent reasonably practicable);

(iii)	confirming pricing and/or providing recommendations for fair valuations of securities or other assets where a market value is not readily available or has otherwise been deemed by Sub-Manager to be not reliable (e.g., “Level 3” assets within the ASC 820 fair value hierarchy);

(iv)	taking into account the time sensitive nature of the matter, promptly informing the Manager of significant developments that in the judgment of Sub-Manager affect the value of any security or other asset held in the Funds with respect to the aforementioned fair valuation recommendations that have been made by the Sub-Manager; and

(v)	maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Manager upon request, with such records being deemed Fund records.

(8)           shall have not have any responsibility to, and shall not, initiate, consider or participate in any bankruptcy, Group Securities Litigation or to advise or take any action with respect to any litigation (which responsibility shall remain with the Manager) on behalf of the Manager or any Fund. However, the Sub-Manager shall reasonably consult with the Manager at the Manager’s request in this regard; and

(9)           to the extent the Sub-Manager, on behalf of a Fund, (i) acquires any security in reliance on Rule 10f-3 under the 1940 Act; (ii) acquires any security in reliance on Rule 12d3-1 under the 1940 Act; or (iii) engages in any transaction in reliance on Rule 17a-10 under the 1940 Act, shall not, with respect to transactions of the Fund in securities or other assets, consult with the other sub-adviser or money manager causing (or whose affiliated person is causing) the need for the acquisition or transaction to rely on such Rule.

(ii)            Delegation. The Sub-Manager may delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisers (“Money Managers”); provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Manager and the Board and approved in a manner consistent with the 1940 Act and applicable exemptive relief. Any such delegation shall not, however, relieve the Sub-Manager of its duties and obligations with respect to the management of each such Fund’s assets pursuant to this Agreement and in accordance with applicable law.

(1)           In the Sub-Manager’s sole discretion, any such Money Manager (a) may have full or partial investment discretion and may make all determinations with respect to the investment of a Fund’s assets assigned to the Money Manager by the Sub-Manager and the purchase and sale of portfolio securities and other instruments with those assets, and such steps as may be necessary to implement its decision; or (b) may be engaged to provide advice on a non-discretionary basis to the Sub-Manager for use in making investment decisions for a Fund.

(2)           Subject to compliance with the 1940 Act and Fund policies and procedures, the Sub-Manager may delegate to a Money Manager the voting of proxies relating to a Fund’s portfolio securities in accordance with the proxy voting policies and procedures of the Money Manager.

(3)           To the extent the Sub-Manager determines to delegate some or all of its duties and obligations under this Agreement to one or more discretionary or non-discretionary Money Managers, the Sub-Manager shall research and evaluate the Money Managers and shall advise the Manager and the Board of the Money Manager(s) which the Sub-Manager believes are best suited for each Fund; shall monitor and evaluate the investment performance, or quality of recommendations, of each Money Manager employed by the Trust; shall determine the portion of each Fund’s assets to be managed by each Money Manager, if applicable; shall recommend changes or additions of Money Managers when appropriate; shall coordinate the investment activities of the Money Managers; shall assess the adequacy of the design and ongoing effectiveness of each Money Manager’s compliance program with respect to ensuring compliance with, and preventing, detecting and remedying violations of, the Prospectus, SAI, the Trust’s policies and procedures and applicable federal securities laws as it relates to its service as a Money Manager to one or more Funds, both prior to any delegation to such Money Manager and on an ongoing basis; and acting as a fiduciary for the Trust shall compensate the Money Managers from the compensation the Sub-Manager receives from the Manager hereunder.

(4)           The Sub-Manager shall not be responsible or liable for the investment merits of any decision or recommendation by a Money Manager to purchase, hold, or sell a security or other instrument for a Fund.

(5)           The Sub-Manager understands and agrees that it and the Money Managers are “service providers” to the Trust as contemplated by Rule 38a-1 under the 1940 Act. As such, the Sub-Manager agrees to cooperate fully with the Manager, the Board and the Trust’s officers, including the Chief Compliance Officer (“CCO”), with respect to any and all compliance-related matters, including providing periodic reporting as reasonably requested by Manager, the Board or the Trust’s officers, including the CCO, with respect to Sub-Manager’s monitoring of the compliance program of each Money Manager.

(b)          Administrative Services. The Manager, in its capacity as administrator and being duly authorized, hereby appoints the Sub-Manager to administer (or arrange for the administration by its affiliates of) the Trust’s business and administrative operations, subject to the written direction of the Manager, the Board and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth.

(i)            The Sub-Manager undertakes to provide or cause to be provided the following administrative services and to assume the following obligations:

(1)           The Sub-Manager shall furnish to the Trust adequate (a) office space, which may be space within the offices of the Sub-Manager or in such other place as may be agreed upon by the parties from time to time; and (b) office furnishings, facilities, and equipment as may be reasonably required for administering the business and operations of the Trust.

(2)           The Sub-Manager shall supervise the Trust’s relations with and monitor the performance of the Funds’ custodian and fund accountant, pricing agents, independent auditor and tax preparers.

(3)           The Sub-Manager shall (a) prepare and file all necessary financial statements and financial, accounting, audit and tax related reports of the Funds as necessary to comply with the reporting requirements of the United States and the various states in which the Trust does business applicable to a registered investment company; provided, however, that the Sub-Manager shall not be responsible for maintaining the Trust’s existence, maintaining the registration and qualification of the Trust’s shares under federal and state law, or preparing and filing Form N-PX for series of the Trust not listed on Schedule 1 hereto; (b) prepare certain correspondence and other communications with the Shareholders of the Trust; and (c) maintain or supervise the maintenance of all internal bookkeeping, accounting, and auditing records in connection with the Trust’s investment and business activities.

(4)           The Sub-Manager shall, from time to time as requested by the Manager, make available a qualified person to act as the Trust’s Chief Financial Officer (“CFO”), subject to the approval of the Board. The Board shall make all decisions regarding the designation and termination of the CFO.

(5)           The Sub-Manager shall furnish all aspects of the Funds’ accounting functions (other than those aspects for which the Funds have separately engaged a fund accounting provider), including, without limitation, maintaining a review and certification program and internal controls and procedures in accordance with the relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies, preparing annual expense budgets of the Funds for review by an officer of the Funds, performing accrual analyses and rollforward calculations and recommending changes to expense accruals on a periodic basis for review by an officer of the Funds, reviewing invoices and arranging for payment of the Fund’s expenses and calculating any fees payable by a Fund to the Manager, the Funds’ distributor and financial intermediaries (including the implementation of any waivers).

(6)           The Sub-Manager shall provide periodic post trade testing of the Funds with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for each Fund contained in the registration statement for the Funds, including quarterly compliance reporting to the Manager and the Funds’ officers.

(7)           The Sub-Manager shall provide distribution planning and analysis services, including preparing the standing distribution schedule for approval by the Board, determining the required distribution amounts, disseminating distributions to the transfer agent and other parties as directed by the Funds or Manager and preparation of required notices under Section 19(a) of the 1940 Act.

(8)           The Manager agrees that the Trust’s shareholder recordkeeping services, the computing of net asset value and the preparation of certain of its records required by Rule 31a-1 under the 1940 Act are maintained by the Trust’s transfer agent, custodian, and Money Managers, as applicable, and that with respect to these records the Sub-Manager’s obligations under this Agreement are supervisory in nature.

(9)           The Sub-Manager shall supervise the Manager’s relations with the third-party vendor retained by the Manager or the Trust to provide monitoring and filing services with respect to the Funds’ participation in Group Securities Litigation, including providing the vendor with the Fund- related information necessary for the vendor to provide its services and overseeing the coordination between the Manager and the vendor as it relates to Group Securities Litigation.

(c)            Compliance Services. The Trust hereby appoints the Sub-Manager to administer the Trust’s compliance program, subject to the direction of the Board and the officers of the Trust, for the period, in the manner, and on the terms hereinafter set forth.

(i)            The Sub-Manager shall, from time to time as requested by the Trust, make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the CCO, subject to the approval of the Board. The Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1 under the 1940 Act.

(ii)            The Sub-Manager and the CCO will perform the following compliance services:

(1)           develop, in consultation with counsel to the Trust (as necessary or appropriate), compliance policies and procedures for the Trust designed to meet the requirements of Rule 38a-1;

(2)           in consultation with counsel to the Trust (as necessary or appropriate), conduct periodic reviews of the adequacy of the Trust’s compliance policies and procedures and determine the effectiveness of their implementation;

(3)           in consultation with counsel to the Trust (as necessary or appropriate), conduct periodic reviews of the adequacy and effectiveness of the following service providers’ compliance policies and procedures: the Manager, the Sub-Manager, any Money Manager, the distributor, the administrator and the transfer agent (the “Service Providers”);

(4)           in consultation with counsel to the Trust (as necessary or appropriate), recommend the incorporation of any new or amended regulations or “best practice” initiatives into the Trust’s compliance policies and procedures that may be appropriate;

(5)           evaluate the controls in place and any testing being performed by the Service Providers, of key fund compliance policies and procedures, which may include collecting and organizing relevant compliance data, reviewing reports, investigating exceptions, and making inquiries of Trust management and the Service Providers;

(6)           conduct on-site visits of the Service Providers as appropriate in the discretion of the CCO;

(7)           meet periodically with personnel of the Service Providers, as appropriate in the discretion of the CCO;

(8)           prepare quarterly and annual CCO reports for the Board and attend Board and Board Committee meetings as appropriate, which attendance may be by means of videoconference facilities;

(9)           no less frequently than annually, meet separately with those members of the Board who are not “interested persons” of the Trust;

(10)          provide such other services and assistance relating to the affairs of the Trust as the Board may, from time to time, reasonably request in connection with the CCO’s compliance responsibilities;

(11)          maintain records relating to the compliance program as required by applicable laws and regulations.

(iii)          In order for the Sub-Manager to perform the services required by this Agreement, the Manager shall (1) instruct its personnel and all service providers, including the Service Providers, to furnish any and all information to the Sub-Manager as reasonably requested by the Sub-Manager or the CCO; and (2) ensure that the Sub-Manager and the CCO have timely access to all records and documents maintained by the Trust, the Manager or any other service provider, including the Service Providers.

(d)	General Provisions.

(i)            In the event that the Trust establishes one or more new Funds and Manager desires to retain the Sub-Manager to provide investment advisory, administrative and compliance services for such new Funds, the Manager shall notify the Sub-Manager in writing. If the Sub-Manager is willing to render services under this Agreement for such Fund, the Sub-Manager shall notify the Manager in writing and such new Funds shall be subject to the provisions of this Agreement to the same extent as the current Funds except to the extent that said provisions (including those relating to the compensation payable by the Manager to the Sub- Manager with respect to any new Funds) are modified with respect to such new Fund in writing by the parties at that time.

(ii)            The Sub-Manager shall in connection with its services with respect to the Trust:

(1)           make available and provide financial, accounting, and statistical information required by the Trust for the preparation of registration statements, reports, and other documents required by applicable federal and state securities laws, and such information as the Trust may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Trust’s shares;

(2)           furnish to the Trust or its designees such information with respect to the assets or investments that a Fund (or portions of any Fund) may hold or contemplate purchasing as the Board or its designees may reasonably request;

(3)           provide periodic and special reports to the Board concerning the Sub-Manager’s discharge of its duties and responsibilities under this Agreement as the Board shall reasonably request;

(4)           make available its officers and employees, on a reasonable basis, to the Manager, the Board and the officers of the Trust for consultation and discussions regarding the management of the Trust and its investment activities;

(5)           employ or provide and compensate the executive, administrative, secretarial, and clerical personnel necessary to supervise the provision of the services set forth herein and shall bear the expense of providing such services except as provided in Section 3 of this Agreement.

(6)           use the same skill and care in the management of the Funds as it uses in the management of other accounts to which it provides investment advisory services, but shall not be obligated to give the Trust more favorable or preferential treatment vis-a-vis its other clients;

(7)           act in conformity with the Trust’s Declaration of Trust, bylaws, registration statement, Prospectus, SAI, Investment Guidelines, any exemptive orders, and written instructions and directions of the Manager or the Board;

(8)           comply with and conform to the requirements of all applicable securities and tax laws and rules, including the 1940 Act, the Investment Advisers Act of 1940, as amended, the Internal Revenue Code of 1986 (the “Internal Revenue Code”) and all other applicable federal and state laws, regulations and rulings;

(9)           use reasonable efforts to manage the assets allocated to it under this Agreement in a manner consistent with the requirements of Section 817(h) of the Internal Revenue Code for the Fund to qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code and the regulations thereunder;

(10)          be subject to and comply with the Trust’s policies and procedures applicable to the services provided by the Sub-Manager;

(iii)           “Trade Errors” shall mean: any error that (i) prevents portfolio trading instructions given by the Sub-Manager on behalf of a Fund from being effectuated in substantially the manner intended by the Sub-Manager, or (ii) results in the execution of a trade on behalf of a Fund that was not intended for the Fund.

The Sub-Manager shall notify the Manager promptly upon detection of any Trade Error which settles in the account attributable to a Fund. In the event of a Trade Error, the Sub-Manager shall also provide a written summary to the Manager that sufficiently describes the Trade Error and the action to be taken to seek to prevent future occurrences of that type of Trade Error or, alternatively, a statement that the Sub-Manager has reviewed the relevant controls, and has determined those controls are reasonably designed to seek to prevent additional Trade Errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws), and as such no further action is required. Further, the Sub-Manager shall provide reasonable access to the Manager and the Trust, or their agents, to all documents and information related to any Trade Error, its analysis and correction.

(iv)          The Sub-Manager will provide the Manager, the CCO and the Trust with a copy of its and each Money Manager’s code of ethics (the “Sub-Manager Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), which will include procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. The Sub-Manager will follow its Code of Ethics in performing its services under this Agreement. On a quarterly basis, the Sub-Manager also will certify to the Trust on behalf of the Funds and the Manager, and provide to the Manager certification from the Money Managers of the same, that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Sub-Manager has done to seek to ensure such compliance in the future. On a quarterly basis, the Sub-Manager will furnish a certificate on behalf of itself as well as certificates from each Money Manager in a form reasonably agreed between the Manager, the CCO and the Sub-Manager, which addresses the requirements of Rule 17j-1 and Rule 38a-1 under the 1940 Act (“Rule 38a-1”), concerning the Sub-Manager Code of Ethics and compliance program, respectively, to the Trust, the CCO and the Manager. The Sub-Manager shall notify the CCO and the Manager promptly of any material violation of the Sub-Manager Code of Ethics involving a Fund. Upon reasonable request of the Board or the CCO on behalf of the Funds or the Manager with respect to violations of the Sub-Manager Code of Ethics involving a Fund, the Sub-Manager will permit representatives of the Trust, including the CCO, or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Sub-Manager Code of Ethics. The Sub-Manager will provide such additional information regarding violations of the Sub-Manager Code of Ethics as the Board or the CCO on behalf of the Funds or the Manager may reasonably request in order to assess the functioning of the Sub-Manager Code of Ethics or any harm caused to a Fund from a violation of the Sub-Manager Code of Ethics. Further, the Sub-Manager represents and warrants that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Sub-Manager and its employees.

(v)            The Manager will provide the CCO and the Trust with a copy of its code of ethics (the “Manager Code of Ethics”) that complies with the requirements of Rule 17j-1, which will include procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. The Manager will follow its Code of Ethics in performing its services to the Funds. On a quarterly basis, the Manager also will certify to the Trust on behalf of the Funds and the CCO that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Manager has done to seek to ensure such compliance in the future. On a quarterly basis, the Manager will furnish a certificate in a form reasonably agreed with the CCO, which addresses the requirements of Rule 17j-1 and Rule 38a-1, concerning the Manager Code of Ethics and compliance program, respectively, to the Trust and the CCO. The Manager shall notify the CCO promptly of any material violation of the Manager Code of Ethics involving a Fund. Upon reasonable request of the Board or the CCO on behalf of the Funds with respect to violations of the Manager Code of Ethics involving a Fund, the Manager will permit representatives of the Trust, including the CCO, to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Manager Code of Ethics. The Manager will provide such additional information regarding violations of the Manager Code of Ethics as the Board or the CCO on behalf of the Funds may reasonably request in order to assess the functioning of the Manager Code of Ethics or any harm caused to a Fund from a violation of the Manager Code of Ethics. Further, the Manager represents and warrants that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Manager and its employees.

(e)            The services of the Sub-Manager hereunder are not deemed exclusive and the Sub-Manager shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(f)            The Sub-Manager is hereby authorized to utilize the research and other resources of its affiliates in providing investment advisory services pursuant to this Agreement.

(g)           The Sub-Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way.

(h)            All transactions in the assets of a Fund will be consummated by payment to or delivery by State Street Bank & Trust Company or any successor custodian identified in writing by Manager to Sub-Manager (the “Custodian”), or such depositories, or agents, as may be designated by the Custodian, as custodian for the Trust, of all cash and/or securities due to or from the Fund. Neither Sub-Manager nor any Money Manager shall have possession or custody of any assets of a Fund.

(i)            Sub-Manager and each Money Manager shall (1) advise the Custodian of all investment orders for the Fund placed by it in the manner instructed to Sub-Manager and Money Manager by the Custodian, Manager and/or Sub-Manager and (2) reconcile its records to the month end statements from the Custodian within the later of seven (7) business days following month end or three (3) business days after receipt and resolve any differences with the Custodian. Sub-Manager and each Money Manager will provide copies of these monthly reconciliations to the Manager if requested. Additionally, Sub- Manager and each Money Manager shall establish connectivity with SS&C Technologies, Inc. or any successor agent identified in writing by Manager and/or Sub-Manager and deliver daily trade and position files in the manner determined by Sub-Manager.

2.             Compensation.

As compensation for the services provided and expenses assumed by the Sub- Manager under this Agreement, the Manager will pay the Sub-Manager following the end of each calendar month a fee computed daily at an annual rate equal to the amount of average daily net assets listed opposite each Fund’s name in Schedule 1, attached hereto. Such compensation shall be paid to the Sub-Manager promptly following receipt by the Manager of the management fee payable by the Fund for that month. The “average daily net assets” of each Fund shall mean the average of the values placed on each Fund’s net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of each Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act or, if each Fund lawfully determines the value of its net assets as of some other time on each Business Day (as defined in the Funds’ Prospectus or SAI), as of such other time. The value of net assets of each Fund shall always be determined pursuant to the applicable provisions of the Declaration of Trust, the registration statement and the Fund’s securities valuation procedures. If, pursuant to such provisions, the determination of net asset value is suspended for any particular Business Day, then for the purposes of this Section 2, the value of the net assets of each Fund as last determined shall be deemed to be the value of its net assets as of the close of the New York Stock Exchange, or as of such other time as the value of the net assets of each Fund’s portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of each Fund has been so suspended for a period including any month end when the Sub-Manager’s compensation is payable pursuant to this Section 2, then the Sub-Manager’s compensation payable at the end of such month shall be computed on the basis of the value of the net assets of each Fund as last determined (whether during or prior to such month). If each Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 2. For the avoidance of doubt, the compensation set forth on Schedule 1 does not include compensation for the execution of portfolio transactions, including the execution of portfolio transactions by RIIS, an affiliate of Sub- Manager, for which the Funds pay a separate commission.

3.	Expenses of the Trust.

(a)            The Sub-Manager hereby agrees to assume the following expenses of the Trust:

(i)            expenses of custodial services including recordkeeping services provided by the custodians;

(ii)            expenses of fund accounting services, including expenses of obtaining quotations for calculating the value of the Trust’s net assets, except as provided in Section 3(b)(vii) below;

(iii)          compensation of all officers and employees of the Trust who are officers or employees of the Sub-Manager or its affiliated companies.

(b)            The Manager and the Trust agree that the Trust will pay all its own expenses other than those expressly assumed by the Sub-Manager herein or as otherwise assumed in writing by the Manager, including but not limited to:

(i)            expenses of audits by independent public accountants;

(ii)            expenses of maintaining each Fund’s tax records;

(iii)           taxes levied against the Trust;

(iv)          salaries and other compensation of the Trust’s officers and employees who are not officers or employees of the Sub-Manager;

(v)           brokerage fees and commissions in connection with the purchase and sale of portfolio securities, instruments or currency for the Trust;

(vi)          costs, including the interest expense, of borrowing money;

(vii)          costs of vendors other than those engaged by the custodian to provide fair value recommendations with respect to individual Fund holdings;

(viii)         costs and/or fees for (1) meetings of the Board; (2) the registration of shares with federal and state securities authorities, including the preparation of the Trust’s registration statements, any web-based or software tool used in such preparation, and registration fees; (3) expense management and/or financial statement preparation/typesetting software; (4) third-party vendors engaged to assist with compliance with the 1940 Act and the rules thereunder (e.g., for liquidity bucketing under Rule 22e-4); (5) the printing and mailing of prospectuses and reports of the Trust to its shareholders; (6) the preparation and filing of reports with regulatory bodies, including the cost of vendors and/or software tools utilized in connection with such reporting; (7) the maintenance of the Trust’s existence; (8) third-party vendors engaged to assist with proxy voting administration, class action or other securities litigation administration, and to provide peer comparisons for the Board’s contract renewal process; (9) electronic portals for Board materials; and (10) index licensing.

(ix)            legal fees, including the legal fees related to the registration and continued qualification of the shares of the Trust for sale, and legal fees incurred in connection with consultations by the Sub-Manager or the CCO with counsel to the Trust as necessary or appropriate for the provision of services under this Agreement;

(x)            trustees’ fees and expenses of trustees who are not officers or employees of the Manager or its affiliates;

(xi)            the cost of the Trust’s D&O / E&O insurance policy premiums;

(xii)          the cost of the Trust’s fidelity bond required by Section 17(g) of the 1940 Act;

(xiii)         association membership dues;

(xiv)         the cost to provide administrative or compliance services as requested by the Manager or the Board that are outside the scope of services contemplated by this Agreement; and

(xv)          extraordinary expenses as may arise, including expenses incurred in connection with litigation, proceedings, other claims, and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto.

4.             Books and Records. The Sub-Manager agrees to maintain and to preserve for the applicable periods any such records as are required to be maintained by the Sub-Manager with respect to a Fund by the 1940 Act and rules adopted thereunder, and by any other applicable laws, rules and regulations. The Sub-Manager further agrees that such records are the property of the Trust and it shall surrender promptly to the Trust any of such records upon the Trust’s reasonable request; provided, however, that the Sub-Manager may retain copies of such records for the applicable periods they are required by law to be retained, and thereafter shall destroy such records.

5.	Liability and Indemnification.

(a)           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Sub-Manager or its corporate affiliates, neither the Sub-Manager nor its corporate affiliates, nor any of their directors, officers or employees shall be subject to liability to the Manager, the Trust, any shareholder of the Trust, or any Money Manager for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any security or other instrument by a Fund.

(b)          Notwithstanding Section 5(a), to the extent that the Manager is found by a court of competent jurisdiction, the Securities and Exchange Commission (“SEC”) or any other regulatory agency to be liable to the Trust or any shareholder of the Trust (a “liability”) for any acts undertaken by the Sub-Manager or its corporate affiliates pursuant to this Agreement, the Sub-Manager shall indemnify the Manager and each of its affiliates, officers, directors and employees (each a “Manager Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by the Manager Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Manager Indemnified Party, in connection with such liability; provided, however, that if such liability results from any acts undertaken by the Sub-Manager or its corporate affiliates in connection with services pursuant to Sections 1(b) and 1(c) of this Agreement, then the Sub-Manager’s indemnification obligation in respect of claims made in any one calendar year shall be limited to the aggregate amount of fees paid to the Sub-Manager pursuant to Section 2 of this Agreement during the previous calendar year.

(c)           To the extent that the Sub-Manager is found by a court of competent jurisdiction, the SEC or any other regulatory agency to be liable to the Trust or any shareholder of the Trust (a “liability”) for any acts undertaken by the Manager or its corporate affiliates, the Manager shall indemnify the Sub-Manager and each of its affiliates, officers, directors and employees (each a “Sub-Manager Indemnified Party”) from, against, for and in respect of all losses, damages, costs and expenses incurred by the Sub-Manager Indemnified Party with respect to such liability, together with all legal and other expenses reasonably incurred by any such Sub-Manager Indemnified Party, in connection with such liability.

(d)           Neither the Manager nor the Sub-Manager shall bear any liability to the other party for any loss of profits (whether direct or indirect), or for any indirect, incidental, consequential or special damages of any form, incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such claim may be brought.

6.	Representations and Warranties.

(a)           The Manager represents, warrants and agrees that (i) the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered for so long as this Agreement remains in effect; (ii) the Manager is not prohibited by the 1940 Act or the Advisers Act from performing the services to be delegated to the Sub-Manager pursuant to this Agreement; (iii) the Manager has the authority to enter into this Agreement and the execution, delivery and performance by the Manager of this Agreement does not contravene or constitute a default under any agreement binding upon the Manager; (iv) the Manager will promptly notify the Sub-Manager in the event that the Manager or any of its affiliates becomes aware that it is subject to a statutory disqualification that prevents the Manager from serving as investment adviser pursuant to this Agreement or becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority with respect to its services under this Agreement; (v) the Manager is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted; (vi) for each Fund that is launched prior to the receipt of “manager-of- managers” exemptive relief for the Trust and Manager, the initial shareholder of each such Fund has approved this Agreement; and (vii) the organization of the Trust and the conduct of the business of the Funds as contemplated by this Agreement, complies, and shall at all times comply, with the requirements imposed upon the Trust by relevant law.

(b)          The Sub-Manager represents, warrants and agrees that the Sub-Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has the authority to enter into and perform the services contemplated by this Agreement and the execution, delivery and performance by the Sub-Manager of this Agreement does not contravene or constitute a default under any agreement binding upon the Sub-Manager; (iv) will promptly notify the Manager in the event that the Sub-Manager or any of its affiliates becomes aware that it is subject to a statutory disqualification that prevents the Sub-Manager from serving as investment adviser pursuant to this Agreement or becomes aware that it is the subject of an examination, administrative proceeding or enforcement action by the SEC or other regulatory authority with respect to its services under this Agreement; and (v) is duly organized and validly existing under the laws of the State of Washington with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)           The Sub-Manager represents, warrants and further covenants that, for purposes of Section 13(f) of the 1934 Act, and Rule 13f-1 thereunder, the Sub-Manager shall be deemed to exercise sole investment discretion over any “Section 13(f) securities” (as defined in Rule 13f-1(c) under the 1934 Act) held or previously held by a Fund, and shall include information regarding such securities in its reports filed on Form 13F. For purposes of Section 13(d) and 13(g) of the 1934 Act, the Sub-Manager shall be deemed the “beneficial owner” of any equity security held or previously held by a Fund, and shall include information regarding such securities, as required, in its “beneficial ownership reports” filed on Schedules 13D or 13G. For the avoidance of doubt, nothing contained in this Section shall be understood as a representation by the Sub-Manager that it is the owner (or beneficial owner) of these securities for purposes other than those referenced herein.

(d)          The Sub-Manager represents and warrants that: (i) in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Manager has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Manager and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act and (ii) to the extent that the Sub-Manager’s activities or services could reasonably be expected to materially affect the Funds, the Sub-Manager has adopted and implemented and will maintain written policies and procedures that the Trust’s CCO determines are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1) by the Funds. The Sub-Manager will promptly notify the Manager upon detection of any material violations of the Sub-Manager’s compliance policies and procedures that relate to its activities or duties hereunder.

(e)          The Manager represents and warrants that: (i) in accordance with Rule 206(4)-7 under the Advisers Act, the Manager has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Manager and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act and (ii) to the extent that the Manager’s activities or services could reasonably be expected to materially affect the Funds, the Manager has adopted and implemented and will maintain written policies and procedures that the Trust’s CCO determines are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1) by the Funds. The Manager will promptly notify the CCO upon detection of any material violations of the Manager’s compliance policies and procedures that relate to its activities or duties hereunder.

7.	Use of Name.

(a)           The Manager and the Trust may use Sub-Manager’s or its affiliates’ name, logo, trademarks, service marks, and/or tradenames (“Sub-Manager Property”) only: (1) to identify Sub-Manager as the sub-manager to the Trust, as required by law or governmental regulations; (2) in marketing materials for the Trust, provided that such use is limited to: (a) identifying Sub-Manager and the services performed for the Trust by the Sub-Manager; and (b) providing biographical information about the Sub-Manager that is accurately derived from information provided by or made public by Sub-Manager or its affiliates. Any other use of Sub-Manager Property must be expressly pre-approved in writing by Sub-Manager. Any change in any approved use of Sub-Manager Property requires prior approval in writing by the Sub-Manager. If the Manager or the Trust makes any unauthorized use of Sub-Manager Property, the parties acknowledge that the Sub- Manager and its affiliates, as applicable, shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Sub-Manager and its affiliates shall be entitled to injunctive relief, as well as any other remedy available under law. The Sub-Manager shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Manager, the Trust, the Funds or any of their affiliates in its marketing materials unless it first receives prior written approval of the Trust and the Manager.

(b)           It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

8.	Confidential Information.

(a)          Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Funds (“Confidential Information”). All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b)           Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is previously known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)          In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information. In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed. All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

9.	Renewal and Termination.

(a)           This Agreement shall become effective on and as of the date on which any Fund is first offered for sale and shall continue through the period ending two years from such date. For any new Fund added to Schedule 1, this Agreement shall become effective on the date such Fund is first offered for sale and shall continue in effect for such Fund through the period ending two years from such date. Thereafter, this Agreement shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required under the 1940 Act. This Agreement (a) may at any time be terminated without the payment of any penalty either by vote of the Board or, as to any Fund, by vote of a majority of the outstanding voting securities of the Fund, on 60 days’ prior written notice to the Sub-Manager; (b) shall immediately terminate (i) in the event of its assignment, (ii) if the Manager is no longer providing investment advisory and administrative services to the Trust, or (iii) upon written notice by a party to the other party that the other party is in material breach of this Agreement, unless the party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice; (c) may be terminated by the Manager on 90 days’ written notice to the Sub- Manager; and (d) may be terminated by the Sub-Manager on 90 days’ written notice to the Manager. The termination of the Sub-Manager with respect to any appointment made pursuant to Section 1 shall constitute the termination of the entire Agreement, except as agreed between the parties.

(b)           In the event that, in connection with termination, a successor to any of Sub- Manager’s duties or responsibilities hereunder is designated by written notice to Sub- Manager, Sub-Manager will promptly transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Sub-Manager under this Agreement in a form reasonably acceptable to Manager and the applicable Funds, and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Sub-Manager’s personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the applicable Fund. Notwithstanding the foregoing, the Sub-Manager may retain copies of any such records that are required by law or regulation to be retained.

10.           Definitions. As used in this Agreement, the terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth for any such terms in the 1940 Act.

11.            Notices. Any notice under this Agreement shall be provided in writing, by facsimile or by email. Notices shall be deemed given if delivered in person or by messenger, certified mail with return receipt, or by a reputable overnight delivery service that provides evidence of receipt to the parties; upon receipt if sent by fax; or upon read receipt or reply if delivered by email, at the following addresses:

If to the Manager:

Venerable Investment Advisers, LLC

1475 Dunwoody Drive, Suite 200

West Chester, PA 19380

Attn: General Counsel

If to the Trust:

Venerable Variable Insurance Trust

1475 Dunwoody Drive, Suite 200

West Chester, PA 19380

Attn: Chief Legal Officer

If to the Sub-Manager:

Russell Investment Management, LLC

1301 2nd Ave, 18th Floor

Seattle, WA 98101

Attn: Chief Legal Officer

Copy to: legalnotices@russellinvestments.com

12.           Amendment of Agreement. This Agreement may be amended at any time, but only by written agreement among the parties, which amendment must be approved by the Board in the manner required under the 1940 Act.

13.           Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. The sole parties to this Agreement are the Manager, the Trust and the Sub-Manager and the Manager and the Trust are the sole beneficiaries of the Sub-Manager’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any third party, including without limitation a record owner or beneficial owner of the shares of the Trust, that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

14.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

VENERABLE INVESTMENT ADVISERS, LLC

By:
Name:
Title:

VENERABLE VARIABLE INSURANCE TRUST
Solely with respect to Sections 1(c) and 3(b) hereof

By:
Name:
Title:

RUSSELL INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

Schedule 1

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